Exhibit 99.1


[AIRCASTLE LOGO OMITTED]


                                                           FOR IMMEDIATE RELEASE

Contact:
Julia Hallisey
Investor Relations
Tel: +1-203-504-1063

        Aircastle Appoints Michael J. Inglese as Chief Financial Officer
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Stamford, CT. April 13, 2006 - Aircastle Limited (NYSE: AYR) announced today the appointment of Michael J. Inglese as Chief Financial Officer, effective immediately. Mr. Inglese succeeds Mark Zeidman, who is resigning from the Company to pursue other opportunities, following a short transition period.

Mr. Inglese comes to Aircastle with over 20 years of experience in the public and private capital markets, most recently having served as an Executive Vice President and Chief Financial Officer of PanAmSat Holding Corporation, where he served as CFO from June 2000 until the closing of PanAmSat's sale to Intelsat in July 2006. Mr. Inglese joined PanAmSat in May 1998 as Vice President, Finance after serving as Chief Financial Officer for DIRECTV Japan, Inc.

"We are excited to have Mike join Aircastle," commented Ron Wainshal, Chief Executive Officer. "He is a first-rate CFO with extensive capital markets and corporate transaction experience. Mike's proven skills and leadership abilities further deepen and strengthen our executive management team.

We appreciate Mark's efforts on behalf of Aircastle and wish him well. I have the highest personal regard for Mark and thank him for his contributions to the development and leadership of Aircastle and the finance team."

About Aircastle Limited

Aircastle Limited is a global company that acquires, owns and leases high-utility commercial jet aircraft to airlines throughout the world. As of March 31, 2007 Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $2.24 billion and $1.43 billion, respectively, for a total of approximately $3.67 billion.

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